Exhibit 99.1

For more information, contact:

Henry Miller - financial contact	George Thomas - media contact
Tel: 484-582-5445	Tel: 484-582-5635
henry.miller@sungard.com	george.thomas@sungard.com

SunGard Announces Fourth Quarter 2014 Results

Wayne, PA – February 5, 2015 – SunGard Data Systems Inc. (“SunGard” or the “Company”), one of the world’s leading software and technology services companies, today reported results for the fourth quarter and full year ended December 31, 2014. For the fourth quarter, revenue was $792 million, up 3% year over year (up 5% adjusting for currency). Operating income was $204 million in the quarter, up 24% year over year, driven by this revenue increase, and a 3% decrease in total costs and expenses. The operating income margin was 25.8%, up 4.5 points year over year. Adjusted EBITDA was $272 million, up 4% year over year, and the adjusted EBITDA margin was 34.3%, up 0.6 points year over year. Adjusted EBITDA is defined in Note 1 attached to this release.

For the full year 2014, revenue was $2.8 billion, up 2% year over year (also up 2% adjusting for currency) and operating income was $87 million, which included a $339 million non-cash impairment charge related to the Availability Services split-off in the first quarter. Adjusted EBITDA was $765 million, flat year over year, and the adjusted EBITDA margin was 27.2%, down 0.5 points year over year. Excluding the impairment charge in 2014 and the $11.5 million benefit from the sale of a bankruptcy claim in 2013, full year 2014 revenue grew 2%, operating income increased 8%, adjusted EBITDA grew 1%, and the adjusted EBITDA margin declined 0.2 points.

Russ Fradin, president and chief executive officer, commented, “We’re focused on making the right investments to continually improve our organic growth rate. This is fueled by investments in great software products and a broad array of services. Clients are responding positively to these initiatives, knowing that our offerings help their businesses be more competitive. Our fourth quarter results validate that we are on the right track. We were particularly pleased with our sales momentum and our organic revenue growth in the final quarter of the year. Overall, I’m proud of the advances we’ve made in building a stronger, more streamlined software and services company.”

Financial Systems (“FS”) segment revenue was $737 million in the fourth quarter, up 3% year over year (up 5% year over year adjusting for currency), driven by a 20% improvement in license fees. FS segment costs and expenses were $472 million, up 2% year over year, due to investments in sales and delivery capacity. Adjusted EBITDA for the period was $265 million, up 5% from the prior year, and the adjusted EBITDA margin was 35.9%, up 0.6 points from last year.

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For the full year 2014, FS revenue was $2.6 billion, up 2% year over year (also up 2% adjusting for currency). For the same period, adjusted EBITDA was $742 million, a decrease of 1%, compared to the prior year, and the adjusted EBITDA margin was 28.6%, down 0.6 points from last year. Excluding the sale of the bankruptcy claim in the third quarter of 2013, full year 2014 FS revenue grew 2%, adjusted EBITDA grew 1% and the adjusted EBITDA margin declined 0.3 points.

Notable SunGard solutions in the quarter included the following deals:

•	Global Plus was selected by one of the world’s largest banks to help grow its bank custody line of business.

•	GMI, Streamcore and Clearvision were selected by one of the world’s top 20 global banks for a fully hosted derivatives clearing solution, including ongoing managed services.

•	Apex Securities Finance, as a hosted solution, was chosen by one of the largest banks in Canada to support operations across its securities finance business.

•	GMI was renewed by a global investment bank to support its post-trade derivatives middle and back-office processing.

•	Investran was selected by a leading global private investment firm to help drive operational efficiencies across all of its funds.

•	Prophet Risk license and professional services were selected by one of the largest US insurance companies to help meet its regulatory and risk management requirements.

•	Adaptiv and MarketMap Energy solutions were selected by one of the largest Scandinavian financial services firms to enable the retirement of legacy solutions, gain a more efficient and effective trading operation and support expansion in North America and Asia.

•	Quantum was selected by a global technology company as its treasury solution which will be deployed in a private cloud environment and wrapped with ongoing managed services.

Public Sector and Education (“PS&E”) segment revenue was $55 million in the fourth quarter, up 1% year over year. PS&E segment costs and expenses were $38 million, up 3% year over year, primarily due to investments in delivery capacity in Public Sector. Adjusted EBITDA was $17 million, down 2% year over year, and the adjusted EBITDA margin was 31.7%, down 1.1 points from last year.

For the full year 2014, PS&E revenue was $217 million, up 4% year over year. For the same period, adjusted EBITDA was $68 million, an increase of 2%, compared to the prior year, and the adjusted EBITDA margin was 31.1%, down 0.6 points from last year. These results continue to reflect strong demand for our public sector solutions as well as our investment in new sales capacity during the quarter.

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Notable SunGard solutions in the quarter included the following deals:

•	ONESolution was selected by a city in Minnesota to provide full enterprise-wide software solutions for finance, payroll, work management and utility billing.

•	BusinessPLUS was selected by a California school district to help manage its critical financial, procurement, payroll and personnel functions.

•	ONESolution was selected by a city in Kansas to provide public safety solutions for computer-aided emergency dispatch, records management, and mobile computing.

•	eSchoolPlus was selected by a school district in South Dakota to help manage its student’s administrative functions.

Financial Position

For the twelve months ended December 31, 2014, the continuing operations of the Company generated $332 million in cash flow from operations. Capital expenditures were $143 million, up $32 million year over year, including a $21 million increase in the capitalization of software due to new product investments.

At December 31, 2014, total debt was $4.7 billion and cash was $447 million. The Company’s leverage ratio, as defined in its senior secured credit agreement, was 5.41x, flat compared to March 31, 2014 when we completed the Availability Services split-off. The leverage ratio is calculated using adjusted EBITDA as defined in Note 2 attached to this release. See Note 3 attached to this release for supplemental information on debt.

Conference Call & Webcast

SunGard will host a conference call and live web broadcast to discuss fourth quarter 2014 results today at 9:00 a.m. (Eastern Time). The call may also include a discussion of company developments, forward-looking information and other material information about business and financial matters. The dial-in number for the conference call is 706-902-1370, and the conference ID number is 61250697. You may also listen to the call at www.investorcalendar.com by clicking on the “audio” icon for SunGard. An audio replay will be available two hours after the call ends through midnight on February 19, 2015. To listen to the replay, please dial 1-855-859-2056 or 404-537-3406 and enter the conference ID number 61250697. A replay will also be available two hours after the call ends through midnight on February 19, 2015 at www.investorcalendar.com.

About SunGard

SunGard is one of the world’s leading software and technology services companies, with annual revenue of about $2.8 billion. SunGard provides software and processing solutions for financial services, education and the public sector. SunGard serves approximately 16,000 customers in more than 100 countries and has more than 13,000 employees. For more information, please visit www.sungard.com.

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Trademark Information: SunGard, the SunGard logo, Adaptiv, Apex, BusinessPLUS, Clearvision, eSchoolPLUS, Global Plus, GMI, Investran, MarketMap, ONESolution, Prophet, Quantum, and Streamcore are trademarks or registered trademarks of SunGard Data Systems Inc. or its subsidiaries in the U.S. and other countries. All other trade names are trademarks or registered trademarks of their respective holders.

SunGard’s “Safe Harbor” Statement under Private Securities Litigation Reform Act of 1995

Statements in this release other than historical facts constitute forward-looking statements. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “would,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions which concern our strategy, plans or intentions. All statements we make relating to estimated and projected earnings, margins, costs, expenditures, cash flows, growth rates, financial results and pro forma estimates are forward-looking statements. In addition, we, through our senior management, from time to time make forward-looking public statements concerning our expected future operations and performance and other developments. All of these forward-looking statements are subject to risks and uncertainties that may change at any time, and, therefore, our actual results may differ materially from those we expected. We derive most of our forward-looking statements from our operating budgets and forecasts, which are based upon many detailed assumptions. While we believe that our assumptions are reasonable, we caution that it is very difficult to predict the impact of known factors, and, of course, it is impossible for us to anticipate all factors that could affect our actual results. Some of the factors that we believe could affect our results include: global economic and market conditions; the condition of the financial services industry, including the effect of any further consolidation among financial services firms; our high degree of debt-related leverage; the effect of war, terrorism, natural disasters or other catastrophic events; the effect of disruptions to our systems and infrastructure; the timing and magnitude of software sales; the timing and scope of technological advances; the market and credit risks associated with broker/dealer operations; the ability to retain and attract customers and key personnel; risks relating to the foreign countries where we transact business; the integration and performance of acquired businesses; the ability to obtain patent protection and avoid patent-related liabilities in the context of a rapidly developing legal framework for software and business-method patents; a material weakness in our internal controls; unanticipated changes in our income tax provision or the enactment of new tax legislation, issuance of regulations or relevant judicial decisions, and the split-off of the Availability Services business failing to qualify as a tax free transaction. The factors described in this paragraph and other factors that may affect our business or future financial results are discussed in our periodic filings with the U.S. Securities and Exchange Commission, copies of which may be obtained from us without charge. We assume no obligation to update any written or oral forward-looking statement made by us or on our behalf as a result of new information, future events or other factors.

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SunGard Restricted Distribution

SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Three Months Ended Dec. 31,
	2013	2014
Revenue:
Services	$653	$653
License and resale fees	110	130

Total products and services	763	783
Reimbursed expenses	9	9

Total revenue	772	792

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	263	269
Sales, marketing and administration	172	174
Product development and maintenance	98	95
Depreciation	31	28
Amortization of acquisition-related intangible assets	44	22

Total costs and expenses	608	588

Operating income	164	204
Interest expense and amortization of deferred financing fees	(79)	(71)

Other expense	(79)	(71)

Income from continuing operations before income taxes	85	133
Provision for income taxes	(31)	(28)

Income from continuing operations	54	105
Income from discontinued operations, net of tax	18	—

Net income	$72	$105

SunGard Data Systems Inc.

Consolidated Condensed Statements of Operations

(in millions)

(Unaudited)

	Year Ended Dec. 31,
	2013	2014
Revenue:
Services	$2,454	$2,495
License and resale fees	274	280

Total products and services	2,728	2,775
Reimbursed expenses	33	34

Total revenue	2,761	2,809

Costs and expenses:
Cost of sales and direct operating (excluding depreciation)	1,020	1,068
Sales, marketing and administration	643	677
Product development and maintenance	407	395
Depreciation	104	107
Amortization of acquisition-related intangible assets	182	136
Trade name impairment charge	—	339

Total costs and expenses	2,356	2,722

Operating income	405	87
Interest income	1	1
Interest expense and amortization of deferred financing fees	(326)	(291)
Loss on extinguishment of debt	(6)	(61)
Other expense	(2)	—

Other expense	(333)	(351)

Income (loss) from continuing operations before income taxes	72	(264)
Benefit from (provision for) income taxes	(26)	60

Income (loss) from continuing operations	46	(204)
Income (loss) from discontinued operations, net of tax	17	(17)

Net income (loss)	$63	$(221)

See Notes to Consolidated Condensed Financial Information.

SunGard Restricted Distribution

SunGard Data Systems Inc.

Consolidated Condensed Balance Sheets

(in millions)

(Unaudited)

	Dec. 31,	Mar. 31,	Dec. 31,
	2013	2014 (a)	2014
Assets:
Current:
Cash and cash equivalents	$675	$355	$447
Accounts receivable, net	657	549	686
Prepaid expenses and other current assets	123	138	114
Assets of discontinued operations	2,516	—	—

Total current assets	3,971	1,042	1,247
Property and equipment, net	152	149	152
Software products, net	270	249	224
Customer base, net	421	405	360
Other assets, net	113	105	94
Trade name	1,019	672	672
Goodwill	3,828	3,827	3,760

Total Assets	$9,774	$6,449	$6,509

Liabilities and Equity:
Current:
Short-term and current portion of long-term debt	$290	$2	$—
Accounts payable and accrued expenses	420	343	403
Deferred revenue	589	592	589
Liabilities of discontinued operations	799	—	—

Total current liabilities	2,098	937	992
Long-term debt	6,094	4,669	4,669
Deferred and other income taxes	739	650	608
Other long-term liabilities	22	24	31

Total liabilities	8,953	6,280	6,300
Total equity	821	169	209

Total Liabilities and Equity	$9,774	$6,449	$6,509

(a)	The March 31, 2014 balance sheet (the balance sheet immediately after split-off of Availability Services which occurred on March 31, 2014) is included to present for comparability to December 31, 2014.

See Notes to Consolidated Condensed Financial Information.

SunGard Data Systems Inc.

Consolidated Condensed Statements of Cash Flows

(in millions)

(Unaudited)

	Year Ended Dec. 31,
	2013	2014
Cash flow from operations:
Net income (loss)	$63	$(221)
Income (loss) from discontinued operations	17	(17)

Income (loss) from continuing operations	46	(204)
Reconciliation of income (loss) from continuing operations to cash flow from operations:
Depreciation and amortization	286	243
Trade name impairment charge	—	339
Deferred income tax benefit	(25)	(105)
Stock compensation expense	39	42
Amortization of deferred financing costs and debt discount	37	18
Loss on extinguishment of debt	6	61
Other noncash items	1	—
Changes in working capital:
Accounts receivable and other current assets	(3)	(57)
Accounts payable and accrued expenses	(5)	(18)
Accrued interest	(1)	(5)
Accrued income taxes	8	9
Deferred revenue	33	9

Cash flow from continuing operations	422	332
Cash flow from discontinued operations	324	33

Cash flow from operations	746	365

Investment activities:
Cash paid for acquired businesses, net of cash acquired	(2)	(4)
Cash paid for property, equipment and software	(111)	(143)
Other investing activities	1	—

Cash used in continuing operations	(112)	(147)
Cash (used in) provided by discontinued operations	(146)	7

Cash used in investment activities	(258)	(140)

Financing activities:
Cash received from borrowings, net of fees	2,171	(7)
Cash used to repay debt	(2,475)	(1,326)
Other financing activities	(21)	(22)

Cash used in continuing operations	(325)	(1,355)
Cash (used in) provided by discontinued operations	(2)	887

Cash used in financing activities	(327)	(468)

Effect of exchange rate changes on cash	(1)	(16)

Increase (decrease) in cash and cash equivalents	160	(259)

Beginning cash and cash equivalents, including cash of discontinued operations (2013: $11, 2014: $31)	546	706

Ending cash and cash equivalents, including cash of discontinued operations (2013: $31, 2014: $— )	$706	$447

See Notes to Consolidated Condensed Financial Information.

SunGard Restricted Distribution

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 1. Reconciliation of Adjusted EBITDA to Operating Income (Loss)

We evaluate the performance of our segments using non-GAAP measures. Our primary non-GAAP measure is Adjusted EBITDA, whose corresponding GAAP measure is operating income. Adjusted EBITDA is defined as operating income excluding depreciation, amortization of acquisition-related intangible assets, goodwill and trade name impairment charges, severance and facility closure charges, stock compensation, management fees, and certain other costs.

We believe Adjusted EBITDA is an effective tool to measure our operating performance since it excludes non-cash items and certain variable charges. We use Adjusted EBITDA extensively to measure both SunGard and its reportable segments within the Company, and also to report our results to our board of directors.

While Adjusted EBITDA is useful for analysis purposes, it should not be considered as an alternative to our reported GAAP results. Also, Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. Adjusted EBITDA is similar, but not identical, to adjusted EBITDA per the Senior Secured Credit Agreement for purposes of our debt covenants (see Note 2).

The following is a reconciliation of Adjusted EBITDA and Adjusted EBITDA margin to the corresponding reported GAAP measures that we believe to be most directly comparable. Percentage changes are computed based on unrounded amounts. Also, reported amounts may not sum to totals due to rounding.

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
(in millions)	2013	2014	change from prior year	2012	change from prior year	2013	change from prior year	2014	change from prior year

Financial Systems segment
Revenue	$717	$737	3%	$2,604	(4)%	$2,551	(2)%	$2,592	2%

Adjusted EBITDA	$253	$265	5%	$727	2%	$746	3%	$742	(1)%
Adjusted EBITDA margin	35.3%	35.9%	0.6 pts	27.9%	1.6 pts	29.2%	1.3 pts	28.6%	(0.6) pts

Public Sector & Education segment
Revenue	$55	$55	1%	$204	0%	$210	3%	$217	4%

Adjusted EBITDA	$18	$17	(2)%	$66	5%	$66	(0)%	$68	2%
Adjusted EBITDA margin	32.8%	31.7%	(1.1) pts	32.5%	1.4 pts	31.6%	(0.9) pts	31.1%	(0.6) pts

Corporate
Adjusted EBITDA	$(10)	$(10)		$(44)		$(46)		$(45)

Total
Revenue	$772	$792	3%	$2,808	(4)%	$2,761	(2)%	$2,809	2%

Adjusted EBITDA	$261	$272	4%	$749	6%	$766	2%	$765	0%
Adjusted EBITDA margin	33.8%	34.3%	0.6 pts	26.7%	2.5 pts	27.7%	1.1 pts	27.2%	(0.5) pts

pts = margin points

	Three Months Ended Dec. 31,			Year Ended Dec. 31,
Reconciliation of Adjusted EBITDA to operating income:	2013	2014	change from prior year	2012	change from prior year	2013	change from prior year	2014	change from prior year

Financial Systems segment	$253	$265		$727		$746		$742
Public Sector & Education segment	18	17		66		66		68
Corporate	(10)	(10)		(44)		(46)		(45)

Total Adjusted EBITDA	261	272		749		766		765

Depreciation	(31)	(28)		(96)		(104)		(107)
Amortization of acquisition-related intangible assets	(44)	(22)		(217)		(182)		(136)
Trade name impairment charge	—	—		—		—		(339)
Restructuring charges	(8)	(3)		(42)		(17)		(27)
Stock compensation expense	(9)	(9)		(31)		(39)		(42)
Management fees	(3)	(3)		(9)		(8)		(9)
Other costs	(2)	(3)		(6)		(11)		(18)

Total operating income	$164	$204	24%	$348	45%	$405	16%	$87	(79)%

Operating income margin	21.3%	25.8%	4.5 pts	12.4%	4.2 pts	14.7%	2.3 pts	3.1%	(11.6) pts

SunGard Restricted Distribution

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 2. Reconciliation of Income (Loss) from Continuing Operations to EBITDA and Reconciliation of EBITDA to Adjusted EBITDA Per Senior Secured Credit Agreement

EBITDA represents income (loss) from continuing operations before interest expense, income taxes and depreciation and amortization. Adjusted EBITDA per our Senior Secured Credit Agreement is defined as EBITDA further adjusted to give effect to certain items that are required in calculating covenant compliance under our senior secured credit facilities, as amended, our senior notes and senior subordinated notes. Adjusted EBITDA per our Senior Secured Credit Agreement is calculated by subtracting from or adding to EBITDA items of income or expense described below. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not recognized terms under generally accepted accounting principles (GAAP). EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement do not represent income (loss) from continuing operations, as that term is defined under GAAP, and should not be considered as an alternative to income (loss) from continuing operations as an indicator of our operating performance. Additionally, EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement are not intended to be measures of free cash flow available for management or discretionary use as such measures do not consider certain cash requirements such as capital expenditures (including capitalized software expense), tax payments and debt service requirements. SunGard considers EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to be key indicators of our ability to pay our debt. EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement as presented herein are not necessarily comparable to similarly titled measures. The following is a reconciliation of EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement to income (loss) from continuing operations, the GAAP measure we believe to be most directly comparable to EBITDA and Adjusted EBITDA per our Senior Secured Credit Agreement. Further information regarding this reconciliation is included in our periodic filings with the U.S. Securities and Exchange Commission.

	Three Months Ended Dec. 31,
(in millions)	2013	2014

Total revenue	$772	$792

Income from continuing operations	$54	$105
Interest expense, net	79	71
Provision for income taxes	31	28
Depreciation	31	28
Amortization of acquisition-related intangible assets	44	22

EBITDA	239	254
Purchase accounting adjustments	1	—
Stock compensation expense	9	9
Restructuring charges	8	3
Management fees	3	3
Other costs	(1)	5

Adjusted EBITDA - per Senior Secured Credit Agreement *	$259	$274

Adjusted EBITDA margin	33.6%	34.6%

Year to Year Margin change		1.0 points

	Year Ended Dec. 31,
(in millions)	2013	2014

Total revenue	$2,761	$2,809

Income (loss) from continuing operations	$46	$(204)
Interest expense, net	325	290
Provision for (benefit from) income taxes	26	(60)
Depreciation	104	107
Amortization of acquisition-related intangible assets	182	136

EBITDA	683	269
Trade name impairment charge	—	339
Purchase accounting adjustments	6	1
Stock compensation expense	39	42
Restructuring charges	17	27
Management fees	8	9
Other costs	3	16
Loss on extinguishment of debt	6	61

Adjusted EBITDA - per Senior Secured Credit Agreement *	$762	$764

Adjusted EBITDA margin	27.6%	27.2%

Year to Year Margin change		(0.4 points )

*	Also applies to Senior Notes due 2018 and 2020 and Senior Subordinated Notes due 2019

SunGard Restricted Distribution

SunGard Data Systems Inc.

Notes to Consolidated Condensed Financial Information (Unaudited)

Note 3. Supplemental Information

The debt and cash data included below (in millions) is presented to provide clarity related to SunGard’s debt structure and changes in both the components of debt and cash from March 31, 2014 (immediately after the Availability Services (AS) split-off) to December 31, 2014 related to the activity in the nine month period from March 31, 2014 to December 31, 2014. The components of debt and cash at December 31, 2013 reflect the balances before the split-off of AS. Other debt as of December 31, 2013 included $8 million of debt related to AS which was primarily capital lease obligations.

	Dec. 31, 2013	Mar. 31, 2014	Dec. 31, 2014	Change from Mar. 31 to Dec. 31

Cash	$706	$355	$447	$92

Senior Secured Credit Facilities:
Secured revolving credit facility	$—	$—	$—	$—
Tranche A, effective interest rate of 1.92%	7	—	—	—
Tranche C, effective interest rate of 4.41%, 4.44% and 4.44%	427	400	400	—
Tranche D, effective interest rate of 4.50%	713	—	—	—
Tranche E, effective interest rate of 4.10%, 4.31% and 4.31%	2,183	1,918	1,918	—

Total Senior Secured Credit Facilities	3,330	2,318	2,318	—

Senior Secured Notes due 2014 at 4.875%	250	—	—	—
Senior Notes due 2018 at 7.375%	900	511	511	—
Senior Notes due 2020 at 7.625%	700	700	700	—
Senior Subordinated Notes due 2019 at 6.625%	1,000	1,000	1,000	—
Secured accounts receivable facility, at 3.67%, 3.66% and 3.16%	200	140	140	—
Other, primarily foreign bank debt and capital lease obligations	12	2	—	(2)

Total debt	$6,392	$4,671	$4,669	$(2)

Net Debt (Total debt less cash)	$5,686	$4,316	$4,222	$(94)

Leverage Metric per Credit Agreement	4.56x	5.42x	5.41x	-0.01x
Weighted Average Interest Rate	5.42%	5.63%	5.61%	-0.02 points
Percent Fixed Rate (swap adjusted)	54%	67%	67%	0 points
Percent Bonds of Total Debt	45%	47%	47%	0 points

The contractual future maturities of debt are as follows (in millions):

	Dec. 31, 2013	Mar. 31, 2014	Dec. 31, 2014	Change from Mar. 31 to Dec. 31

2014	$293	$—	$—	$—
2015	31	2	—	(2)
2016	31	—	—	—
2017	656	540	400	(140)
2018	929	511	511	—
Thereafter	4,452	3,618	3,758	140

Total debt	$6,392	$4,671	$4,669	$(2)